Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (“Agreement”) is entered into between Roy Smythe (“Employee”) and SomaLogic, Inc. (“the Company”), collectively referred to as the “Parties.” Reference is made herein to that certain Key Employee Severance Plan adopted by the Company on October 17, 2022 (the “Plan”), under which Employee is a Tier 1 participant. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.
Employee’s employment with the Company terminated effective March 28, 2023 (the “Separation Date”). By this Agreement, Employee and the Company desire to resolve any claims or disputes Employee may have that exist at the time this Agreement is executed by the Parties.
In consideration of all mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree:
1Provided Employee executes this Agreement, does not thereafter revoke this Agreement, and remains in full compliance with this Agreement, in the case of a Qualifying Termination that is a Termination Without Cause or a Resignation for Good Reason that does not occur on or within twelve (12) months after a Change in Control, the Company will: (i) pay Employee the Cash Severance set forth in Section 4(a) of the Plan; and (ii) provided Employee has made a proper and timely election to continue coverage under COBRA, has not secured alternate health care coverage, and such premiums are not otherwise being paid for by another entity, provide the benefits related to Health Insurance Premiums set forth in Section 4(b) of the Plan. Payments made by the Company to Employee hereunder will be paid less any and all required and/or authorized deductions and withholdings. The Company will pay the Cash Severance amount in a single lump-sum payment with such payment to be made in connection with the Company’s first normal payroll date following the expiration of the revocation period set forth in Paragraph 15(i), below. In addition, (i) outstanding and unvested compensatory equity awards granted to Employee that are subject to service-based vesting (including stock options and restricted stock unit awards) will be subject to Section 4(c)(ii) of the Plan; and (ii) all vested stock options granted to Employee shall be exercisable for a period of twenty-four (24) months following the Separation Date. Without limiting the generality of the foregoing, in the event that the Company undergoes a “Change in Control” (as that term is defined in the Plan)1 in the six (6) month period following the Separation Date, the Company will: (i) pay Employee the following: (A) an additional six (6) months of Employee’s base salary (for a total payment under this Agreement of eighteen (18) months of Employee’s base salary as set forth in the Plan); (B) Employee’s full incentive bonus for the Severance Period as contemplated in Section 4(a) of the Plan; (ii) provided Employee has made a proper and timely election to continue coverage under COBRA, has not secured alternate health care coverage, and such premiums are not otherwise being paid for by another entity, provide an additional six (6) months of benefits related to Health Insurance Premiums as contemplated in Section 4(b) of the Plan; and (iii) all outstanding and unvested compensatory equity awards granted to Employee that are subject to service-based vesting (including stock options and restricted stock unit awards) shall become fully vested and exercisable (if applicable) for the remainder of their full term as more fully set forth in Section 4(c)(i) of the Plan.
Employee acknowledges that the Company has made no representation about the tax consequences of the Cash Severance or any other consideration provided by the Company to Employee pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Cash Severance or other consideration provided by the Company pursuant to this Agreement.
2Employee acknowledges that Employee has received all wages, compensation, or other amounts owed to Employee, that the consideration referenced in Paragraph 1, above, is in addition to any
1     Notwithstanding the foregoing, a “Change in Control Termination” means for the purposes of this Agreement Employee’s (i) Termination Without Cause or (ii) resignation for Good Reason, in either case, that occurs within six months prior to, or twelve (12) months after, a Change in Control. To the extent necessary to comply with Section 409A of the Code, “Change in Control” shall have the meaning set forth in the Plan, but only if such transaction is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulations Section 1.409A-3(i)(5).

wages or other compensation owed to Employee, and that, separate from the terms of this Agreement, Employee is not otherwise entitled to the consideration referenced in Paragraph 1.
3In consideration of the Company’s agreements set forth in Paragraph 1, Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities (“the Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation:
(a)any and all claims arising out of or relating to Employee’s employment with or separation from the Company;
(b)any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;
(c)any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment;
(d)any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the Colorado Anti-Discrimination Act; the Colorado Labor Peace Act; the Colorado Wage Act; the Colorado Minimum Wage Act; the Colorado HELP Rules; the Colorado Minimum Wage Order; the Colorado COMPS Order; the Colorado Pregnant Workers Fairness Act; the Colorado Public Health Emergency Whistleblower Act; the Colorado Equal Pay for Equal Work Act; the Colorado Employment Opportunity Act; or the Colorado Social Media and the Workplace Law;
(e)any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and
(f)any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs.

Employee agrees that the release set forth in this Paragraph 3 shall be and remains in effect in all respects as a complete general release. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Agreement shall serve as a complete defense to such claims. Employee agrees that in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Agreement shall serve as a bar to any recovery by or relief to Employee.
Employee agrees that any breach of this Paragraph 3 shall constitute a material breach of this Agreement. Employee agrees to reimburse the Releasees for all costs, attorneys’ fees, and any and all damages incurred by the Releasees in defending against a claim brought or pursued by Employee in violation of this Agreement.
This general release does not extend to the obligations of the Company created by this Agreement, and shall not apply to any claim for unemployment compensation Employee may file with a governmental agency.
Employee acknowledges and agrees that if the Company has questions or requires information from the Employee relating to or arising out of Employee’s duties with the Company or with respect to any matters about which the Employee has knowledge, Employee will in good faith and truthfully cooperate with the Company in responding to such questions or providing such information or signatures on corporate documents as may be required. Employee further acknowledges and agrees that if the Company is involved or becomes involved in any investigation, claim, or litigation relating to or arising out of Employee’s duties with the Company or with respect to any matters about which the Employee has knowledge, Employee will in good faith and truthfully cooperate with the Company, without requiring a subpoena from the Company, with respect to such investigation, claim, or litigation. The Company will reimburse Employee for reasonable and actual out-of-pocket expenses, including transportation, associated with Employee answering questions or providing required information to the Company or associated with Employee participating in depositions, trial, or other preparation related to Company litigation.
Employee hereby certifies and represents that Employee has advised the Company in writing of all instances of violations or suspected violations by one or more of the Releasees, and/or anyone acting on behalf of any of the Releasees, of any laws, ordinances, regulations or rules of which Employee is aware, and that if Employee has not advised the Company of any such violations or suspected violations in writing, it is because Employee is not aware of any such violations or suspected violations.
4The Company hereby and forever releases Employee from, and agree not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that the Company may possess against Employee arising from any omissions, acts, or facts that have occurred up until and including the date on which the Company signs this Agreement, except those arising from Employee’s fraud or criminal conduct.
5Employee affirms that Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company.
Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, vacation pay, sick pay, public health emergency leave pay, and/or other benefits to which Employee may be entitled. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act, the Colorado Healthy Families and Workplaces Act, or related state or local leave, sick leave, public health emergency leave, or disability accommodation laws.
Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee is not aware of any workplace violation of government health or safety rules, or workplace threat to health or safety.
Employee further acknowledges that Employee entered into an Employment Agreement with the Company dated April 20, 2020, as amended June 29, 2021, and that the Employment Agreement contains certain post-employment restrictive covenants. Employee reaffirms his commitment to the restrictive covenants set forth in Paragraph 7 of the Employment Agreement, and acknowledges that he would not be entitled to any of the consideration set forth in Paragraph 1 of this Agreement (and that the Company may immediately cease providing any consideration referenced in Paragraph 1 of this Agreement) if Employee violates any provision of the Employment Agreement or this Agreement.
Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or relevant statutory or common law. Employee understands and acknowledges that notwithstanding the provisions above, Employee will not be held criminally or civilly liable for any disclosure of any of Company’s proprietary or confidential information that Employee makes:
(a)In confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law;
(b)In a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or
(c)To Employee’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.
Employee further understands and agrees that nothing in this Agreement is intended to limit or prevent Employee from disclosing information about workplace health and safety practices or hazards.
Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.
6Employee expressly agrees that Employee will keep the terms of this Agreement STRICTLY CONFIDENTIAL; provided, however, that the foregoing and other provisions of this Paragraph 6 shall not apply to the terms of this Agreement that have been publicly disclosed by the Company. Employee further agrees that Employee will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Employee may disclose the terms of this Agreement to Employee’s spouse, attorney and tax or financial advisor. If disclosure is made to any of the persons listed in this Paragraph 6, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. It is expressly agreed that the provisions of this paragraph are essential provisions of, and partial consideration for, this Agreement between the Parties.
Employee acknowledges and agrees that any breach of this Paragraph 6 by Employee or by any of the persons listed above is a material breach of this Agreement for which Employee is responsible. In addition, Employee shall reimburse the Company for any and all costs (including, but not limited to, the Company’s attorneys’ fees) incurred by the Company in enforcing the terms of this Paragraph 6.

7Employee will not apply for any position with the Company and will not be eligible for rehire by the Company. In the event Employee applies for a position at the Company, the Parties agree the Company has no obligation to consider Employee for employment.
8The Company will follow its general policy of providing to prospective employers only Employee’s dates of employment and positions held, provided any requests for information are made through and responded to by the Company’s Human Resources Department.
9Employee warrants that Employee has not assigned any claims or rights released in this Agreement.
10Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Releasees via the Internet or any news media. The Company agrees to instruct the current members of the Company’s Board of Directors and its current officers not to defame, slander or publicly disparage Employee.
11Employee understands that nothing in this Agreement prohibits Employee from filing a charge or participating in an investigation conducted by a federal, state, or local governmental agency. However, Employee agrees that this Agreement shall serve as a bar to any recovery by or relief to Employee.
12By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.
13The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement.
14This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by both Parties, except for Employee’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.
15Employee acknowledges:
(a)That by executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);
(b)That this Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;
(c)That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA;
(d)That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Agreement is executed;

(e)That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;
(f)That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement;
(g)That Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement;
(h)That if Employee wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 15, Employee may do so;
(i)That Employee has been given a period of 7 days following Employee’s execution of this Agreement to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA;
(j)That to revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7-day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address: SomaLogic, Inc., c/o Alison Roelke (Executive Vice President & Chief People Officer), 2945 Wilderness Pl, Boulder, CO 80301, aroelke@somalogic.com.
(k)That this Agreement becomes null and void and of no further force or effect if Employee does not sign, date and return this Agreement to the Company within 21 days after the date on which Employee receives this Agreement.
(l)That any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original period of up to 21 calendar days during which Employee may consider this Agreement.
16This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained electronically shall constitute effective execution of this Agreement.
17Employee and the Company agree that all the terms of this Agreement are contained in this document, the Employment Agreement, and the Plan, that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns, that the Agreement shall be governed by Colorado law, and that the provisions of this Agreement are severable, so that if any paragraph of this Agreement is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable. In the event of any inconsistency between this Agreement, the Employment Agreement and the Plan, the Plan shall control.

Accepted and agreed as of this 28th day of March, 2023.
/s/ Roy Smythe
Roy Smythe
SomaLogic, Inc.

By:	/s/ Troy Cox
REPRESENTATIVE NAME
Its:	Executive Chairman
TITLE